EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

PAVmed Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	2014 Long-Term Incentive Equity Plan Common Stock, $0.001 par value per share	Other(3)	4,700,000	$0.5189	(3)	$2,438,830	0.0001102	$268.76
Total Offering Amounts						$2,438,830		$268.76
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$268.76

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the PAVmed Inc. Fifth Amended and Restated 2014 Long-Term Incentive Equity Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	The Registrant does not have any fee offsets.

(3)	Pursuant to Rule 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the shares reserved for future grants under the Plan is the average of the high and low prices of our common stock as reported on the Nasdaq Capital Market on February 6, 2023.